UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

April 23, 2013
Date of Report (Date of earliest event reported)

Mountainview Energy Ltd.
 (Exact name of Registrant as specified in its charter)

British Columbia, Canada	000-54924	81-0541397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CBM Building – Box 200, 33 First Avenue SW
Cut Bank, MT 59427-0222
 (Address of principal executive offices) (Zip code)

(406) 873-2235
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2013, Mountainview Energy Ltd. (the “Company”) appointed Justin K. Balkenbush, 40, as the Company’s Vice President, Operations.  The Company and Mr. Balkenbush have not entered into an employment agreement.  The Company will pay Mr. Balkenbush an annual base salary of $100,000.00 for his services as Vice President, Operations.

Mr. Balkenbush is a registered professional engineer who has been active in the oil and gas industry for over twenty (20) years beginning in 1991 when he worked summers on workover rigs in Northern Montana. He graduated from Montana Tech with a BS in Environmental Engineering in 1995 and started his career with Atlantic Richfield Company (ARCO). He continued working for ARCO while completing his Master’s Degree in Petroleum Engineering—graduating with High Honors in 1997. After graduation, Mr. Balkenbush moved to Alaska with ARCO (later BP) to work in Prudhoe Bay primarily on completion and stimulation projects. In 2002, Mr. Balkenbush transferred with BP to the Gulf of Mexico as a Workover Superintendant until a BP asset sale forced a move to Occidental Petroleum in California. In 2005, Mr. Balkenbush took the opportunity to return to the Rocky Mountains beginning his tenure with St. Mary Land & Exploration (now SM Energy) working in the Williston Basin on some of the first Middle Bakken Horizontal wells in North Dakota. Mr. Balkenbush worked in various roles of increasing operational and reservoir engineering responsibility with SM Energy focusing primarily on North Dakota Bakken/Three Forks plays in McKenzie and Divide Counties.

Mr. Balkenbush does not have any family relationship with any of the Company’s directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOUNTAINVIEW ENERGY LTD.

Dated: April 24, 2013	By:	/s/ Patrick M. Montalban
Patrick M. Montalban President, Chief Executive Officer and Director